ASSET PURCHASE AGREEMENT

         THIS AGREEMENT, (the Asset Purchase Agreement, together with all exhibits, schedules and other documents attached hereto, hereinafter referred to as the "Agreement") is made by and between Optim Nutrition, Inc., a Utah Corporation (the "Seller") and ICN Pharmaceuticals, Inc., a Delaware corporation (the "Purchaser"), on this _____ day of January, 2000.

                                   WITNESSETH

         WHEREAS, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, certain of the assets, properties and rights associated with Seller's product sold under the trademark "NiteBite" (the "Product"), including Seller's licenses and rights to the "Timed-release Glucose Bar" trademark.

         NOW THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE 1

                     Assets, Liabilities and Purchase Price

         1.01 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, the Seller hereby sells, transfers, conveys, assigns and delivers ("Transfer") to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Seller, all of the Seller's rights, titles, interests, properties, assets, and contracts of every kind, character and description, whether tangible or intangible, and wherever located, owned by the Seller and necessary for the manufacture and commercial sale of the Product (hereinafter collectively referred to as the "Transferred Assets") free and clear of all Liens (as defined in Section 3.07) including without limitation:

         (a) all inventories of the Product, including, without limitation, all work in process and finished goods (collectively, the "Inventories"), a summary of which is set forth on Schedule 1.01(a);

         (b) all packaging materials, shipping materials, supplies and printed materials relating to the Product;

         (c)      all of the following which shall be specifically set forth on
                  Schedule 1.01(c): (1) United States and foreign patents relating to the Product and all applications therefor, (including without limitation U.S. Pat. No. 5,866,555); (2) United States and foreign copyright rights and registrations and applications therefor, for copyright works created prior to today's date by employees of the Seller that are used in the commercial sale of the Product and which works and copyright rights are in the possession of and/or owned or licensed by the Seller as of today's date; (3) United States and foreign trademarks, registered or unregistered, adopted for use in the commercial sale of the Product which are owned or licenced by the Seller as of today's date, and any trademark registrations therefor (or applications for trademark registrations), together with the goodwill associated therewith; (4) all un-patented inventions, trade secrets, confidential and proprietary information and know-how relating to the Product, and which are immediately prior to today's date, in possession of, used in the Product or owned by the Seller; and (5) all rights to sue third parties for infringement with respect to the foregoing;

         (d) all rights in, to and under the contracts and agreements relating to the Product, all of which are set forth on
                  Schedule 1.01(d);

         (e) all marketing and sales materials, advertising materials, catalogues and sales brochures relating to the Product;

         (f) all permits, licenses, license applications, approvals, certifications, product registrations and product and or service clearances that are used in the commercial sale of the Product including those that are set forth on Schedule 1.01(f) (to the extent the same are transferable); and

         (g) all books, records, manuals, files and other documentation, whether written, electronic or otherwise, relating to the Product, including without limitation, customer records, supplier lists, distributor lists, purchase and sale records, price lists, correspondence, quality control records, research and development files, drawings, designs and accounting records.

         1.02 Liabilities. Any liabilities arising from the commercial sale of the Product prior to today's date shall be the responsibility of the Seller and shall not be transferred under this Agreement. The Purchaser shall assume and agree to pay when due, all obligations and liabilities arising from the commercial sale of the Product from and after today's date. With respect to returns of expired or damaged Product, that is returned to the Purchaser by the purchaser of the Product within twelve (12) months following the Closing and sold by Seller prior to the Closing, Seller shall reimburse Purchaser for the amount refunded such purchasers up to an aggregate amount not to exceed ONE HUNDRED THOUSAND DOLLARS ($100,000.00) provided however, that such returns are made in accordance with Purchaser's then current returned goods policy. Such funds shall be deducted by Purchaser from the Purchase Price Deferral (as defined below). Nothing contained in this paragraph shall be construed as a limitation of Seller's liability to Purchaser for product liability claims.

         1.03 Purchase Price. Subject to the Purchase Price Deferral the parties have agreed on a Purchase Price equal to ONE MILLION FOUR HUNDRED EIGHTY-TWO THOUSAND DOLLARS ($1,482,000.00) to be paid by the Purchaser to the Seller by wire transfer to Seller's denominated account within three (3) days from the Closing, and which shall be allocated as set forth on Schedule 1.03.

         1.04 Purchase Price Deferral. A portion of the Purchase Price shall be deferred at Closing, and shall be reserved by Purchaser to offset any
liability from the Seller to the Purchaser which may arise   pursuant   to  the
representations, warranties, indemnification obligations, and other terms or conditions set forth in this Agreement (the "Purchase Price Deferral"). This Purchase Price Deferral shall equal ten percent (10%) of the Purchase Price, and shall be held by Purchaser for a period of twelve (12) months following Closing. At the end of the twelve (12) month period, the Purchaser shall transfer the Purchase Price Deferral, less any amounts appropriately withheld in accordance with the terms of this Agreement or due to breach by Seller of any representation or warranty, or under any indemnity granted hereunder, together with six percent (6%) interest per annum thereon.

                                   ARTICLE II
                                     Closing

         2.01 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will be contemporaneous herewith, and take place at the Seller's place of business at 2401 South Foothill Drive, Salt Lake City, Utah. At the Closing, the Purchaser shall pay the Purchase Price less the Purchase Price Deferral to Seller by wire transfer of immediately available funds to an account identified in writing by the Seller to the Purchaser.

         2.02 Conveyance and Transfer. At the Closing, the Seller shall deliver to the Purchaser such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in a form reasonably satisfactory to the Purchaser, effective to vest in the Purchaser all of the Seller's right, title, and interest in and to the Transferred Assets.

         2.03 Further Assurances. From time to time after the Closing, and without further consideration, the Seller shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as the Purchaser may reasonably request in order to more effectively Transfer to the Purchaser the rights, properties, assets intended to be transferred hereunder.

                                   ARTICLE III
                  Representations and Warranties of the Seller

         Except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule") the Seller hereby represents and warrants to the Purchaser as follows:

         3.01 Corporate Existence. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease its properties and assets. The Seller is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the conduct of its business or ownership of its assets requires such qualification or license, except where the failure to be so qualified would not have a material adverse affect on the Transferred Assets.

         3.02 Corporate Power and Authority. The Seller has full corporate power and authority to enter into this Agreement, perform its obligations hereunder, Transfer the Transferred Assets and carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized by all corporate, shareholder and other actions on the part of the Seller required by applicable law, its articles of incorporation and its by-laws. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except (1) as the same may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (2) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3.03 No Violation. Neither the execution and delivery of this Agreement nor the performance by the Seller of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the articles of incorporation or by-laws of the Seller; (b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Seller, require the consent of any other party to, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien, upon any property or Transferred Assets under any mortgage, indenture, lease, contract, agreement or instrument to which the Seller is a party or by which the Seller or any of its assets may be bound; (c) to the best of the Seller's knowledge, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Seller or the Business is subject or by which the Seller or Business, or any of either of their assets or properties are bound; or (d) result in the loss of any material licence or permit benefitting the Product.

         3.04 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Seller in connection with the execution, delivery or performance of this Agreement by the Seller.

         3.05 Financial Representation. Net sales of the Product, calculated according to U.S. Generally Accepted Accounting Practices, for the twelve (12) month period ending December 31, 999, were in excess of six hundred ten thousand dollars ($610,000.00).

         3.06 Absence of Certain Changes. Since January 1, 1999, the Seller has conducted its business in all material respects in the ordinary course of business and has not:

         (a) suffered any material adverse change in its condition, operations, assets or business;
         (b) suffered any damage, destruction or loss materially adversely affecting its business, operations, assets or condition;

         (c) except in the ordinary course of business, canceled or compromised any material debts, or waived any material claims or rights, or sold, assigned or transferred any of its properties or assets material to the Product;

         (d)      offered any irregular inducement to gain sales of the Product;

         (e) made any change in any method of accounting or accounting practice;

         (f) entered into any agreement to take any action referred to in this Section 3.06.

         3.07 Title to Properties; Encumbrances. The Seller has good and marketable title to all of its properties and assets constituting the Transferred Assets. None of the Transferred Assets are subject to any Lien. When used in this Agreement, "Lien" shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, claim, right, covenant, restriction, right of way, warrant, option or charge of any kind.

         3.08 Patents, Trademarks, Trade Names. Schedule 3.08 contains a true and complete list of (a) all present patents, trademark registrations and copyright registrations material to the Product, all applications for registration thereof and all intellectual property license agreements relating thereto and (b) all material agreements in existence on today's date relating to technology, know-how or processes that are necessary for the manufacture or commercial sale of the Product No licenses, sub-licenses or agreements with third parties exist as of today's date that were entered into by the Seller granting rights in such patents, trademarks or copyrights included in the Transferred Assets, except as described in Schedule 3.08. The Seller has the right to use all information and know-how that are used in the manufacture and commercial sale of the Product as currently conducted. Except as set forth in
Schedule 3.08, all items listed on Schedule 3.08 are transferred free and clear of all Liens. To the Seller's knowledge, its operations do not infringe any third-party patents.

         3.09 Litigation. There are no actions, claims, proceedings or investigations (collectively "Actions") pending, or threatened, against the Seller or any of its assets, properties or rights before any court, arbitrator, mediator or administrative or governmental body, that would have a material adverse effect upon the Transferred Assets or Seller's ability to consummate the transactions set forth in this Agreement. There is no action pending or threatened, against the Seller or any of its assets, properties or rights before any court, arbitrator, mediator, or administrative or governmental body that questions or challenges the validity of this Agreement or any actions taken or proposed to be taken by the Seller pursuant to this Agreement.

         3.10 Insurance. Schedule 3.10 sets forth a true and complete list of all policies of product liability insurance owned or held by the Seller which provide coverage or have provided coverage for the Product. The Seller has not received any notice of cancellation with respect thereto. All such policies are valid and binding and in full force and effect as of the date hereof, and Seller warrants that coverage for Product sold by Seller prior to the Closing shall be extended for a period of two years after Closing at Seller's expense.

         3.11     Contracts and Commitments.

         (a) Schedule 3.11 and the technology licenses and agreements set forth on Schedule 3.08, contain a true and complete list and description of:

                  (1) All contracts or agreements with distributors, brokers, manufacturer's, or others engaged in the sale or distribution of the Products;

                  (2) Any outstanding purchase orders issued by the Seller in excess of $5,000.00, and any outstanding sales order accepted by the Seller in excess of $5,000.00;

                  (3) All joint venture or similar agreements to which the Seller is a party that provide for the manufacture, marketing, sale or distribution of the Product.

         (b) The Seller has made available to the Purchaser copies of the documents identified on Schedules 3.08 and 3.11 (collectively the "Material Contracts") and shall deliver true and complete copies of all other agreements and documents related to the Transferred Assets as the Purchaser may reasonably request. The foregoing disclosures are subject to certain confidential terms in such documents being blacked out, in the Seller's reasonable discretion, where it is not necessary for the Purchaser to have knowledge of such terms.

         (c) Except for licenses, distributorship agreements and similar agreements, that by their terms are for specific geographical areas, the Seller is not a party to any agreement that would restrict sales of the Product anywhere in the world.

         (d) Each of the Material Contracts that calls for the receipt of payment of more than $5,000.00 has been entered into in the ordinary course of business. The Seller has not received written notice of any asserted claim of default by the Seller with respect to any of the Material Contracts that calls for the receipt or payment of more than $5,000.00.

         3.12 Suppliers and Customers. Schedule 3.12 contains a true and complete list of all suppliers and customers with whom Seller did business relating to the Product during the twelve (12) month period ended December 31, 1999. The Seller has no knowledge that any such supplier or customer expects to reduce its business.

         3.13 Employment Law Matters. The Seller is in compliance in all material respects with all material laws and regulations relating to employment practices. The Seller has not received written notice within the last year that it has not complied with any applicable law relating to the employment of labor, including any provisions thereof relating to the wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that it is liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing. If required under Worker Adjustment, Retraining and Notification Act or other similar law, the Seller shall timely file and comply with all notice and other requirements therein or under such laws.

         3.14 Environmental Matters. The Seller is in compliance in a material respects with all federal, state and local environmental laws and regulations (collectively, "Environmental Laws"). The Seller has obtained all material permits, licenses and other authorizations that are required under Environmental Laws and is in compliance in all respects therewith. Set forth on
Schedule 3.14 are all Actions about which the Seller has received written notice that are pending before any court or governmental agency or, threatened for (1) noncompliance by the Seller with any Environmental Law or (2) relating to the release into the environment by the Seller of any pollutant, toxic, radioactive or hazardous material or waste generated by the Seller, whether or not occurring at or on a site owned, leased, occupied, or operated by the Seller.

         3.15 Compliance with Laws. During the previous three (3) years, the Seller has not been charged with, and is not threatened with or under any investigation with respect to, any charge concerning any material violation of any federal, state, local or foreign law or regulation. The Seller is not in default with respect to any order, writ, injunction or decree of any court, or agency.

         3.16 Licenses, Permits and Authorizations. The Seller has all licenses, permits and authorizations (collectively "Permits") required to conduct its business as it is now being conducted, the lack of which would have an adverse affect on the Transferred Assets. All such Permits are valid and in full force and effect. Schedule 3.16 contains a true and complete list of all such Permits. There is no Action pending, or threatened, that disputes the validity of such Permits.

         3.17 Sufficiency of Assets. The Transferred Assets constitute all property, assets and contractual rights necessary for the manufacture supply and commercial sale of the Product as currently conducted. The Seller has as of today's date, a normal operating supply of Inventories, and supplies, sufficient to last sixty (60) days of normal sales.

         3.18 Tax Returns and Payments. The Seller has not taken or failed to take any action that would create any tax lien on the Transferred Assets.

         3.19 Broker's and Finder's Fees. The Seller has satisfied, or will satisfy out of the proceeds hereof, any obligation under any contract for the payment of any broker's or finder's fee (or other similar fee) in connection with the origin, negotiation, execution or performance of this Agreement. In no event shall Purchaser be responsible for any such obligation.

         3.20 Inventories. The Inventories of the Seller's business included in the Transferred Assets and listed on Schedule 3.20 hereto, consist of items of a quality and quantity usable and saleable in the normal course of its business, with a shelf life extending, at a minimum, to July 2001.

         3.21 Defaults. The Seller is not in default in any respect under any contract, agreement or lease, where such default would have a material adverse effect upon the Transferred Assets or the Transfer. No other party to any contract or agreement to which the Seller is a party and which relates to the Product is in material default under or in material breach of any material provision thereof.

         3.22 Shareholder Approval. Biomune Systems, Inc., Seller's sole shareholder has approved the Transfer contemplated hereunder, and has consented to the execution of this Asset Purchase Agreement.

         3.23 Transactions with Management. During the past year, no current director, officer, or employee of the Seller has engaged in any material transaction with the Seller except for the receipt of compensation for services rendered as an employee, where transaction would have a material adverse effect upon the Transferred Assets or the Transfer.

         3.24 Assignment of Material Contracts. All Material Contracts relating to the Product are freely assignable by Seller to Purchaser without procurement of any consent, and shall inure to the benefit of Purchaser upon Closing.


                                   ARTICLE IV
                 Representations and Warranties of the Purchaser

         The Purchaser hereby represents and warrants to the Seller as follows:

         4.01 Existence. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease its properties and assets. The Purchaser is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified would not have a material adverse effect to the Purchaser.

         4.02 Corporate Power and Authority. The Purchaser has full corporate power and authority to enter into this Agreement, perform its obligations hereunder, purchase the Transferred Assets and carry out the transactions contemplated herein. The execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized by all corporate, shareholder and other actions on the part of the Purchaser required by applicable law, its certificate of incorporation and its by-laws. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except
(1) as the same may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (2) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         4.03 No Violation. Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the certificate of incorporation or by-laws of the Purchaser;
(b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Purchaser under, require the consent of any other party to, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien upon any property or assets of the Purchaser under any mortgage, indenture, lease, contract, agreement, instrument or commitment to which the Purchaser is a party or by which the Purchaser, or any of its assets or properties may be bound; (c) to the Purchaser's best knowledge, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Purchaser is subject or by which the Purchaser, or any of its assets or properties are bound; (d) result in the loss of any license, privilege or certificate benefitting the Purchaser;
(e) violate any contract or agreement to which any of the Purchaser's directors, officers or shareholders are bound; or (f) violate any stock exchange or commission rule or regulation.

         4.04     Brokers and Finder's Fees.   The Purchaser is not a party to,
nor in any way obligated to make any payment relating to, any contract for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

         4.05 Litigation. There are no actions, claims, proceedings or investigations (collectively "Actions") pending, or threatened, against the
Purchaser or any of its assets, properties or rights before any court, arbitrator, mediator or administrative or governmental body, that would have a material adverse effect upon the Purchaser's ability to consummate the transactions set forth in this Agreement. There is no action pending or threatened, against the Purchaser or any of its assets, properties or rights before any court, arbitrator, mediator, or administrative or governmental body that questions or challenges the validity of this Agreement or any actions taken or proposed to be taken by the Purchaser pursuant to this Agreement.

                                    ARTICLE V
                         Certain Post Closing Covenants

         5.01     Books and Records; Access.

         (a) Unless otherwise consented to in writing by the Seller, for a period of seven (7) years after the Closing, the Purchaser shall not destroy, alter or otherwise dispose of any original books or records included in the Transferred Assets without first offering to surrender such books and records to the Seller and shall maintain such books and records in good condition in a reasonably accessible location. The Purchaser shall allow the Seller reasonable access during normal business hours to examine and copy such books and records.

         (b) Unless otherwise consented to in writing by the Purchaser, for a period of seven (7) years after the Closing, the Seller shall not destroy, alter or otherwise dispose of any original books or records of Seller's business without first offering to surrender such books and records to the Purchaser and shall maintain such books and records in good condition in a reasonably accessible location. The Seller shall allow the Purchaser reasonable access during normal business hours to examine and copy such books and records.

         5.02 Cooperation. The Seller shall use its best efforts to seek the consent of customers to assign customer agreements. The Seller shall give prompt notice to the Purchaser of any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transaction contemplated by this Agreement.

         5.03 Non-Compete Covenant. Pursuant to an agreement to be executed contemporaneously herewith, for a period of five (5) years Seller, or its parent company, Biomune Systems, Inc., will not (and cause their affiliates not to) sell the Product, or other timed-release glucose products for people with diabetes or hypoglycemia.

         5.04 Assets. After the Closing, the Seller shall turn over to the Purchaser any and all Transferred Assets that are or come into the possession of the Seller.

                                   ARTICLE VI
                      Condition to Purchaser's Obligations

         6.01 Corporate Guarantee. The Purchaser's obligations under this Agreement are conditioned upon receipt of signed written guarantee by Seller's parent, Biomune Systems, Inc. In the form set forth on Schedule 6.01.


                                   ARTICLE VII
                   Survival of Representations and Warranties

         7.01 Survival of Representations and Warranties. Notwithstanding the making of this Agreement, any examination made by or on behalf of the parties hereto and the Closing hereunder, the representations and warranties of the Seller and the Purchaser contained in this Agreement or in any agreement or document delivered in connection with the transactions contemplated by this Agreement shall survive the Closing as follows:

         (a) Claims for breach of any representation or warranty relating to products liability or environmental matters shall survive this Agreement indefinitely and there shall be no time limit within which to bring a claim; provided, however, that the Seller shall not be liable for any products liability claim except to the extent it relates to Product sold prior to the Closing and Product Inventory transferred to the Purchaser hereunder;

         (b) Claims for breach of any representation or warranty relating to the payment of taxes, or compliance with tax laws, whether federal, state, or local, shall survive this Agreement for the relevant statute(s) of limitations plus three months;

         (c) Claims for breach of any other representation or warranty, not set forth in Section 7.01 subsections (a) and (b) shall survive this Agreement for a period of two years.

         7.02 Indemnification. Subject to Section 7.01 above, from and after the Closing, the Seller and the Purchaser each shall indemnify and save harmless, the other party and its officers, directors, employees and advisers (the "Indemnified Party") from and against any loss, claim, liability, expense (including reasonable attorney's fees) or other damage of any kind or nature (collectively the "Damages") caused to such party by or arising out of (1) the failure by the party against which indemnification is sought (the "Indemnifying Party") to perform any covenant or agreement required to be performed by it in this Agreement or in any agreement or document delivered in connection with the transactions contemplated by this Agreement; (2) any breach of warranty or misrepresentation in this Agreement or in any agreement or document delivered in connection with the transactions contemplated by this Agreement; or (3) failure of the Indemnifying Party to fulfill its obligation regarding liability as apportioned in Section 1.02 above. The Indemnified Party shall promptly notify the Indemnifying Party in writing of each claim it may have for indemnification under this Section 7.02, within the limitations period as set forth in Section 7.01 above, and in accordance with Section 8.05 below.

         7.03 Limitation of Warranties and Liability. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES WHATSOEVER WITH RESPECT TO ITS BUSINESS OR THE TRANSFERRED ASSETS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES WITH RESPECT TO MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

                                  ARTICLE VIII
                            Miscellaneous Provisions

         8.01 Public Announcements. Except as the other party hereto shall authorize in writing or as required by law, including without limitation, applicable securities laws, the parties hereto shall not, and shall cause their respective officers, directors, employees, affiliates and advisors not to disclose any matter or matters relating to this transaction to any person not an officer, director, employee, affiliate or advisor of such party. The Purchaser and Seller shall agree about the content of any statement or communication to the public or the press prior to issuing any statement or communication to the public or the press regarding the transactions contemplated by this Agreement. Nothing in this Section 8.01 shall restrict the Purchaser from promoting the Product in any manner it deems appropriate after the Closing.

         8.02 Amendment; Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver. No failure of either party to insist upon strict compliance by the other party with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         8.03 Fees and Expenses. Each of the parties shall bear and pay its own costs and expenses incurred in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the agreements, instruments, documents and transactions referred to in or contemplated by this Agreement including, without limitation, any fees, expenses or commissions of any of its advisors, agents, finders or brokers. The Seller shall indemnify the Purchaser against any claims of third parties of any brokerage, finder's agent's or similar fees or commissions in connection with the transactions contemplated hereby insofar as such claims are alleged to be based on arrangements or contacts made by, to or with the Seller or its respective advisors or representatives.

         8.04 Creditor Claims. In addition to any other indemnities provided in this Agreement, the Seller shall indemnify and hold the Purchaser harmless from and against any and all liens claimed against any of the Transferred Assets by any creditor arising from any credit extended to the Seller prior to the Closing.

         8.05 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and mailed by certified mail, faxed with a copy by certified mail or delivered by courier with signature required for delivery:

         (i) If to the Seller, to:      Optim Nutrition
                                      ` 2401 South Foothill Drive
                                        Salt Lake City, Utah 84109
                                        Fax (801) 466-3741

                                        Attention: Randy Olshen

             With a copy to:            Durham Jones & Pinegar
                                        Key Bank Tower
                                        50 South Main, Suite 800
                                        Salt Lake City, Utah 84144
                                        Fax (801) 538-2425

                                        Attention: Kevin R. Pinegar

         (ii) If to the Purchaser, to:  ICN Pharmaceuticals, Inc.
                                        3300 Hyland Avenue
                                        Costa Mesa, California 92626
                                        Fax No. (714) 641-7274

                                        Attention: General Counsel

All notices that are addressed as provided in this Section 8.05 (1) if delivered personally against proper receipt or by fax with copy by certified mail shall be effective upon delivery and (2) if delivered by certified by registered mail with postage prepaid or by Federal Express or similar Courier service with courier fees paid by the sender shall be effective upon receipt.

         8.07 Assignment. This Agreement and all of the provisions hereof shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the parties hereto without the prior written consent of the other party. Any assignment that is in violation of this Section 8.07 shall be void ab initio.

         8.08 Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to its subject matter.

         8.09 Legal Proceedings. The parties agree: (i) this Agreement shall be construed in accordance with the internal laws of the State of Utah;
(ii) if any dispute arises concerning this Agreement, such action shall be brought in a state or federal court in the state in which the defendant's principal offices are located (i.e., Utah court if the Seller is the defendant and California court if the Purchaser is the defendant), and such court shall have exclusive jurisdiction over any dispute concerning this Agreement and each party hereby consents to the personal jurisdiction of such court.

         8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall deemed to be one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed this agreement, effective as of the date first set forth above.

OPTIM NUTRITION, INC.                        ICN PHARMACEUTICALS, INC.



By:    /s/ Randy Olshen                      By:  /s/ Bill A. MacDonald
   ------------------------------------         -------------------------------
       Randy Olshen                               Bill A. MacDonald
       President                                  Executive Vice President
                                                  Strategic Planning